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                                                  OMB Number          3235-0145
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 1 )*


                           JAKARTA GROWTH FUND, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.10 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   470120106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                     4/9/99
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).





POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)                 Page 1 of 5 pages

CUSIP No. 470120106
________________________________________________________________________________

1.   NAMES OF REPORTING PERSONS.

          Newgate LLP, George Foot and Sonia Rosenbaum

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

          04-2941344

________________________________________________________________________________

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

     (a)  [_]
     (b)  [X]

________________________________________________________________________________

3.   SEC USE ONLY

________________________________________________________________________________

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts, USA, USA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           156,997
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         156,997
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH:           None

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     156,997

________________________________________________________________________________

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

     [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.13%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, HC, HC

________________________________________________________________________________

                                Page 2 of 5 pages

CUSIP No. 470120106
________________________________________________________________________________
Item 1(a).  Name of Issuer:

     Jakarta Growth Fund, Inc.

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

     180 Maiden Lane
     New York, NY  10038

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

     Newgate LLP, George Foot and Sonia Rosenbaum

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

     80 Field Point Road, Greenwich, CT 06830

________________________________________________________________________________
Item 2(c).  Citizenship:

     USA

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

     Common Stock, $0.10 Par Value

________________________________________________________________________________
Item 2(e).  CUSIP Number:

     470120106

________________________________________________________________________________

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

     (e)  [X]  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)  [_]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  [X]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


                               Page 3 of 5 pages

CUSIP No. 470120106
________________________________________________________________________________

     (j)  [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

________________________________________________________________________________

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    156,997


     (b)  Percent of class:      3.13%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    156,997


          (ii)  Shared power to vote or to direct the vote  None


          (iii) Sole power to dispose or to direct the disposition of    156,997


          (iv)  Shared power to dispose or to direct the disposition of     None

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d-3(d)(1).

________________________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Instruction: Dissolution of a group requires a response to this item.

________________________________________________________________________________

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

________________________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

     [X]  EXHIBIT ATTACHED

________________________________________________________________________________

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to Section 240.13d-1(b)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Section 240.13d-1(c) or Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

     [_]  EXHIBIT ATTACHED

________________________________________________________________________________

Item 9. Notice of  Dissolution  of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

     [_]  EXHIBIT ATTACHED

                                Page 4 of 5 pages

CUSIP No. 470120106
________________________________________________________________________________
Item 10.  Certification

(a) The following certification shall be included if the statement filed pursuant to Section 240.13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       4/27/99
                                        ----------------------------------------
                                                        (Date)


                                                 /s/ Sonia Rosenbaum
                                        ----------------------------------------
                                                      (Signature)


                                            Sonia Rosenbaum, Managing Partner
                                        ----------------------------------------
                                                      (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)



EXHIBIT TO SCHEDULE 13G

Item 7

Each of George Foot and Sonia Rosenbaum is filing as a "Parent Holding Company." The subsidiary is Newgate LLP, an investment adviser registered under section 203 of the Investment Advisors Act of 1940, as amended.

Pursuant to Rule 13d-1(k)(1), each of George Foot, Sonia Rosenbaum and Newgate LLP hereby agrees that his Schedule 13G shall be filed on behalf of each of them.

                               Page 5 of 5 pages